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NEWS RELEASE

BearingPoint, Inc. Reports First Quarter FY04 Results

McLean, VA, November 13, 2003—BearingPoint, Inc. (NYSE: BE), today reported first quarter results that include an increase in revenue over the first quarter of the prior fiscal year resulting largely from growth in its international operations. The Company reported revenue of $743.0 million for the first quarter of fiscal year 2004, up 1.4% over the first quarter of the prior year. The Company recognized a net loss for the first quarter of fiscal year 2004 of $39.2 million, or a loss of $0.20 per share, compared to net income of $12.3 million, or $0.07 per share, in the first quarter of fiscal year 2003. The Company’s earnings were significantly impacted by previously announced charges associated with actions taken in the quarter to reduce excess capacity in office space and to further align headcount with market demand.

“With our global footprint now in place, we are focusing our efforts on growing revenue organically in every region and in our targeted marketplaces,” commented Rand Blazer, chairman and chief executive officer. “This is our fifth consecutive quarter of year over year revenue growth and we have positioned ourselves to take our internal operations to the next level.”

“Our results this quarter reflect the impact of the previously announced charges as we continue to fine tune our cost structure and improve our operating efficiency,” said Bob Falcone, executive vice president and chief financial officer. “As we go forward, the benefits from these efforts will become more evident in our ability to improve profitability and overall financial performance.”

Quarterly Business Results

The current quarter results include the following key performance items and other information.

•	Revenue for the first quarter of fiscal year 2004 was $743.0 million, an increase of $10.3 million, or 1.4%, from $732.7 million in the first quarter of fiscal year 2003. Revenue growth of $71.5 million in our international operations contributed significantly to this increase. Public Services, the Company’s largest North American segment, generated revenue growth of $6.3 million, up 2.4%, over the first quarter of the prior fiscal year, while the Communications & Content and Consumer, Industrial and Technology segments experienced a combined $65.2 million, or 27.7%, revenue decline.

•	During the first quarter of fiscal year 2004, the Company recorded $13.6 million in expense for severance and termination benefits related to a previously announced worldwide reduction in workforce. The reduction in workforce affected approximately 250 employees, which were predominantly staff in EMEA, senior personnel in North American commercial business units and infrastructure personnel.

•	During the first quarter of fiscal year 2004, the Company recorded a $59.2 million lease and facility charge related to its previously announced global office space reduction. Charges related to lease, facility and other related activities were recorded to align office space with the needs of the business. The Company anticipates incurring $10 million to $12 million in additional lease and facilities charges throughout the remainder of the

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year, primarily in the second quarter of fiscal year 2004. This will result in total fiscal year 2004 charges of approximately $70 million to $72 million, which is in line with previous guidance.

•	During the first quarter of fiscal year 2004, the Company recognized a loss before taxes of $52.1 million and provided for an income tax benefit of $12.9 million, resulting in an effective tax rate for the quarter of 24.7%. The Company anticipates an effective tax rate for fiscal year 2004 of 50.7%. The Company expects its effective tax rate to fluctuate in each quarter during fiscal year 2004. The effective tax rate for the first quarter of fiscal year 2004 is less than the rate for the full year because the Company is reporting significant first quarter charges for reductions in both its office space and its workforce, which are partially offset by losses in certain foreign subsidiaries.

•	During the current quarter the Company generated negative cash from operating activities of $2.1 million compared to $20.1 million of negative cash from operating activities in the first quarter of the prior year.

Industry Business Unit Highlights

Key performance results for the Company’s major business segments include the following:

•	Public Services generated revenue for the first quarter of fiscal year 2004 of $271.5 million, representing an increase of $6.3 million, or 2.4%, compared to the first quarter of the prior year. Strong growth in the Federal sector offset declines experienced in the State, Local and Education sector.

•	Communications & Content generated revenue for the quarter of $63.3 million, representing a decrease of $32.9 million, or 34.2%, compared to the first quarter of the prior year. Completion of several large contracts involving Section 271 testing was a primary contributor to this decline.

•	Consumer, Industrial and Technology, representing the combination of our former High Technology and Consumer and Industrial Markets segments, generated revenue for the quarter of $107.4 million, a decrease of $32.3 million, or 23.1%, compared to the first quarter of the prior year. The decline in revenue is attributable to overall market conditions, specifically within the consumer and manufacturing sectors.

•	Financial Services’ revenue for the quarter remained relatively flat compared to the same period in the prior year, declining $1.5 million, or 2.3%, to $60.6 million. Strength in the banking and insurance sector offset weakness in the capital markets sector.

•	International revenue of $239.2 million for the quarter increased $71.5 million, or 42.6%, over the first quarter of the prior year. The Company benefited this quarter from growth in all international regions with revenue increasing for EMEA by $31.8 million, or 30.3%, to $136.8 million, for the Asia Pacific region by $30.1 million, or 59.6%, to $80.5 million, and for Latin America by $9.6 million, or 77.9%, to $21.9 million.

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As announced in the Company’s press release dated October 20, 2003, a teleconference will be held today at 8:00 a.m. EST to discuss the results of the first quarter. To participate in the call, please dial (888) 889-1954, passcode: 1113; International callers should dial (630) 395-0020, passcode: 1113. A rebroadcast will be available approximately two hours after the end of the call until Friday, November 28, 2003. To access the rebroadcast, dial (888) 568-0539 and International callers should dial (402) 998-1501.

This teleconference can be accessed in a listen only mode from the Company’s website at www.bearingpoint.com. Online replay, available approximately two hours after the end of the call, and all written materials associated with this call will be available until Friday, November 28, 2003.

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About BearingPoint, Inc.

BearingPoint, Inc. (NYSE:BE), is one of the world’s largest business consulting, systems integration and managed services firms serving Global 2000 companies, medium-sized businesses, government agencies and other organizations. We provide business and technology strategy, systems design, architecture, applications implementation, network infrastructure, systems integration and managed services. Our service offerings are designed to help our clients generate revenue, reduce costs and access the information necessary to operate their business on a timely basis. Based in McLean, Va., BearingPoint has been named by Fortune as one of America’s Most Admired Companies in the computer and data services sector. For more information, visit the Company’s website at www.bearingpoint.com.

This press release may contain forward-looking statements relating to our operations that are based on our current expectations, estimates and projections. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements include, but are not limited to, statements regarding the following: whether our cost saving initiatives and restructuring actions will allow us to improve our financial performance going forward and our ability to position the Company to conform to the current global economic environment. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results may differ from the forward-looking statements for many reasons, including: any continuation of the global economic downturn and challenging economic conditions; the business decisions of our clients regarding the use of our services; the timing of projects and their termination; the availability of talented professionals to provide our services; the pace of technological change; the strength of our joint marketing relationships; the actions of our competitors; unexpected difficulties associated with the Company’s global initiatives and transactions (such as the acquisition of BearingPoint GmbH), including rationalization of assets and personnel and managing or integrating the related assets, personnel or businesses; changes in spending policies or budget priorities of the U.S. Government, particularly the Department of Defense, in light of the large U.S. budget deficit; and our inability to use losses in some of our foreign subsidiaries to offset earnings in the U.S. In addition, these statements could be affected by domestic and international economic and political conditions. For a more detailed discussion of these factors, see Exhibit 99.1 in our Form 10-K for the year ended June 30, 2003.

For Media:	For Investors:
John Schneidawind	Deborah Mandeville
BearingPoint, Inc.	BearingPoint, Inc.
jschneidawind@bearingpoint.net	dmandeville@bearingpoint.net
(703) 747-5853	(508) 549-5207

NEWS RELEASE

STATEMENTS OF OPERATIONS—QUARTERLY

US dollars in thousands, except share and per share data	Three Months Ended September 30, 2003		Three Months Ended September 30, 2002

Revenue	$742,958	100.0%	$732,699	100.0%
Other Direct Contract Expenses	(182,734)	(24.6)	(159,809)	(21.8)

Net Revenue	560,224	75.4	572,890	78.2

Costs of Service
Professional Compensation	347,373	46.8	337,428	46.1
Lease and Facilities Charge	59,203	8.0	—	—
Other Costs of Service	66,405	8.9	65,394	8.9

Total Costs of Service	472,981	63.7	402,822	55.0

Gross Profit	87,243	11.7	170,068	23.2
Amortization of Purchased Intangible Assets	8,106	1.1	8,013	1.1
Selling, General & Administrative Expenses	129,428	17.4	133,771	18.3

Operating Income (Loss)	(50,291)	(6.8)	28,284	3.9
Interest Income / (Expense), Net	(2,149)	(0.3)	(1,712)	(0.2)
Other Income / (Expense), Net	374	0.1	256	0.0

Income (Loss) before Taxes	(52,066)	(7.0)	26,828	3.7
Income Tax Expense (Benefit)	(12,882)	(1.7)	14,517	2.0

Net Income (Loss)	$(39,184)	(5.3)	$12,311	1.7

Earnings (Loss) per Share:
Basic and Diluted	$(0.20)		$0.07
Common Shares Outstanding:
Weighted Average—Diluted	193,093,913		171,598,835
Period End	194,446,144		189,529,120
Performance Metrics
Utilization Rate (Total NA)	69%		64%
Efficiency Rate (Total NA)	78%		72%
Gross Billing Rate (Total NA)	$205		$216
Net Billing Rate (Total NA)	$152		$167
Days Sales Outstanding (Global)	63		68
Average Billable Headcount (Global)	12,872		12,692
Total Headcount (Period End)	14,931		16,915

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BALANCE SHEETS

US dollars in thousands	Sept. 30, 2003	June 30, 2003
ASSETS
Current Assets:
Cash and Cash Equivalents	$76,849	$105,198
Accounts Receivable, Net	326,433	377,422
Unbilled Revenue	275,302	190,918
Other Current Assets	85,038	87,314

Total Current Assets	763,622	760,852
Property and Equipment, Net	202,450	208,785
Goodwill	1,036,967	1,024,830
Other Intangible Assets, Net	10,647	18,883
Other Assets	69,565	36,462

Total Assets	$2,083,251	$2,049,812

LIABILITIES AND EQUITY
Current Liabilities:
Current Portion of Notes Payable	$8,987	$8,364
Accounts Payable	112,360	103,102
Accrued Payroll and Employee Benefits	180,652	213,046
Other Current Liabilities	253,843	195,605

Total Current Liabilities	555,842	520,117
Notes Payable, less Current Portion	250,251	268,812
Other Liabilities	100,115	71,230

Total Liabilities	906,208	860,159

Total Equity	1,177,043	1,189,653

Total Liabilities and Equity	$2,083,251	$2,049,812

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STATEMENTS OF OPERATIONS - CONSECUTIVE QUARTERLY RESULTS
US dollars in thousands, except share and per share data	Q1 Sept. 30, 2003	Q4 Jun. 30, 2003	Q3 Mar. 31, 2003	Q2 Dec. 31, 2002	Q1 Sept. 30, 2002
Revenue	$742,958	$780,135	$818,870	$807,573	$732,699
Other Direct Contract Expenses	(182,734)	(186,956)	(192,598)	(181,854)	(159,809)

Net Revenue	560,224	593,179	626,272	625,719	572,890

Costs of Service
Professional Compensation	347,373	354,000	379,682	351,581	337,428
Lease and Facilities Charge	59,203	—	—	—	—
Other Costs of Service	66,405	66,890	71,942	75,872	65,394

Total Costs of Service	472,981	420,890	451,624	427,453	402,822

Gross Margin	87,243	172,289	174,648	198,266	170,068
Amortization of Purchased Intangible Assets	8,106	12,972	12,396	11,321	8,013
Selling, General & Administrative Expenses	129,428	130,990	141,526	149,810	133,771

Operating Income (Loss)	(50,291)	28,327	20,726	37,135	28,284
Interest Income / (Expense), Net	(2,149)	(3,553)	(4,582)	(2,882)	(1,712)
Other Income / (Expense), Net	374	(1,224)	(1,432)	(277)	256

Income (Loss) before Taxes	(52,066)	23,550	14,712	33,976	26,828
Income Tax Expense (Benefit)	(12,882)	13,244	10,571	19,427	14,517

Net Income (Loss)	$(39,184)	$10,306	$4,141	$14,549	$12,311

Earnings (Loss) per Share:
Basic and Diluted	$(0.20)	$0.05	$0.02	$0.08	$0.07
Common Shares Outstanding:
Weighted Average - Diluted	193,093,913	191,537,354	190,327,222	189,091,947	171,598,835
Period End	194,446,144	191,663,142	191,701,143	189,545,120	189,529,120
Performance Metrics
Utilization Rate (Total NA)	69%	71%	69%	62%	64%
Efficiency Rate (Total NA)	78%	77%	75%	74%	72%
Gross Billing Rate (Total NA)	$205	$214	$221	$221	$216
Net Billing Rate (Total NA)	$152	$159	$166	$169	$167
Days Sales Outstanding (Global)	63	60	69	67	68
Average Billable Headcount (Global)	12,872	13,301	13,915	14,361	12,692
Total Headcount (Period End)	14,931	15,357	15,847	16,689	16,915

NEWS RELEASE

BearingPoint

INDUSTRY RESULTS

US dollars in thousands	Public Services	Communications & Content	Financial Services	CIT	EMEA	Asia Pacific	Latin America	Corporate/ Other	Total
First Quarter FY 2004
Revenue	$271,473	$63,254	$60,561	$107,427	$136,815	$80,505	$21,929	$994	$742,958
Other Direct Contract Expenses	(81,086)	(12,007)	(10,581)	(27,058)	(25,987)	(19,398)	(6,995)	378	(182,734)

Net Revenue	190,387	51,247	49,980	80,369	110,828	61,107	14,934	1,372	560,224
Costs of Service	104,872	35,035	31,751	58,960	96,590	41,239	11,305	93,229	472,981

Gross Margin	$85,515	$16,212	$18,229	$21,409	$14,238	$19,868	$3,629	$(91,857)	$87,243

Fourth Quarter FY 2003
Revenue	$283,163	$75,246	$60,914	$116,218	$138,721	$81,745	$26,283	$(2,155)	$780,135
Other Direct Contract Expenses	(84,847)	(14,986)	(11,078)	(26,591)	(20,235)	(24,044)	(6,921)	1,746	(186,956)

Net Revenue	198,316	60,260	49,836	89,627	118,486	57,701	19,362	(409)	593,179
Costs of Service	110,364	36,346	30,626	56,145	97,270	41,528	10,892	37,719	420,890

Gross Margin	$87,952	$23,914	$19,210	$33,482	$21,216	$16,173	$8,470	$(38,128)	$172,289

Third Quarter FY 2003
Revenue	$276,707	$88,407	$59,056	$136,833	$157,607	$83,990	$16,093	$177	$818,870
Other Direct Contract Expenses	(80,839)	(15,192)	(10,610)	(32,417)	(23,645)	(27,563)	(2,271)	(61)	(192,598)

Net Revenue	195,868	73,215	48,446	104,416	133,962	56,427	13,822	116	626,272
Costs of Service	110,172	47,709	32,837	66,954	112,398	41,849	9,117	30,588	451,624

Gross Margin	$85,696	$25,506	$15,609	$37,462	$21,564	$14,578	$4,705	$(30,472)	$174,648

Second Quarter FY 2003
Revenue	$269,680	$90,846	$54,791	$131,157	$166,229	$77,047	$19,041	$(1,218)	$807,573
Other Direct Contract Expenses	(71,197)	(17,414)	(9,386)	(28,807)	(28,019)	(22,419)	(4,513)	(99)	(181,854)

Net Revenue	198,483	73,432	45,405	102,350	138,210	54,628	14,528	(1,317)	625,719
Costs of Service	108,397	40,222	29,186	68,061	92,184	40,866	8,140	40,397	427,453

Gross Margin	$90,086	$33,210	$16,219	$34,289	$46,026	$13,762	$6,388	$(41,714)	$198,266

First Quarter FY 2003
Revenue	$265,204	$96,195	$62,012	$139,735	$105,024	$50,431	$12,326	$1,772	$732,699
Other Direct Contract Expenses	(69,310)	(20,087)	(10,052)	(29,494)	(17,212)	(12,137)	(1,648)	131	(159,809)

Net Revenue	195,894	76,108	51,960	110,241	87,812	38,294	10,678	1,903	572,890
Costs of Service	109,391	45,846	33,736	73,303	67,655	33,814	6,776	32,301	402,822

Gross Margin	$86,503	$30,262	$18,224	$36,938	$20,157	$4,480	$3,902	$(30,398)	$170,068

Note: Prior quarters have been reclassified to conform with current presentation.

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Selected Definitions

Revenue includes all amounts that are billed or billable to clients, including other direct contract expenses. Revenue is generally recognized on a time and materials or percentage-of-completion basis, depending upon the type of contract with the customer. Revenue related to time and material contracts are recognized in the period in which services are performed. Revenue related to fixed price contracts are recognized based upon costs to the client incurred as a percentage of total estimated costs to the client. The cumulative impact of any revisions in estimated total revenue and direct contract costs are recognized in the period they become known.

Other Direct Contract Expenses include costs directly attributable to client engagements. These costs include items such as computer hardware and software, travel expenses for professional personnel and costs associated with subcontractors.

Other Costs of Service primarily consist of the costs attributable to the support and maintenance of the professional staff, bad debt expense relating to accounts receivable and other costs attributable to the servicing of our client base. These costs include occupancy costs related to office space utilized by professional staff, the costs of training and recruiting professional staff and costs associated with professional support personnel.

Selling, General and Administrative expenses include organic expenses such as marketing, costs for information systems, finance and accounting, human resources, sales commissions and business development expenses. In addition, BearingPoint has entered into a transition services agreement and an outsourcing agreement with KPMG LLP, whereby the Company receives and is charged for certain shared services.

Utilization Rate represents total hours charged directly to engagements divided by total hours in a specific time period. Personnel included in this calculation are services, sales force and solutions employees. Infrastructure personnel are excluded from this calculation.

Efficiency Rate represents total hours charged directly to engagements divided by available hours. Available hours exclude vacation, holiday and personal time in a specific time period. Personnel included in this ratio are the same as those mentioned in the utilization rate definition.

Days Sales Outstanding (DSO) represents the trailing twelve months revenue divided by 365 days. The resulting figure represents the average day’s sales, which is divided into the consolidated accounts receivables and unbilled revenue balances to arrive at DSO at a point in time.